EXHIBIT 10.5

PROMISSORY NOTE

$150,000	October 3,2008

l.0 Promise to Pav: Initial Interest Rate. FOR VALUE RECEIVED, National Lampoon. Inc. ("Maker"), binds itself to pay to the order of Gerald J. Daigle, Jr. ("Payee"), the principal sum of ONE HUNDRED FIFTY THOUSAND AND NO/100 ($150,000) DOLLARS, together with interest thereon at the rate often percent (10%) per annum from the date hereof through the Maturity Date (as defined below).

2.0 Guaranty, In order to induce Payee to make the loan evidenced by this Note, Daniel S. Laikin ("Guarantor'*) hereby unconditionally and irrevocably, jointly and severally., guarantees to Payee and to its successors, endorsees and/or assigns, the full and prompt payment of the principal sum of the Note in accordance with its terms when due, by acceleration or otherwise, together with all interest accrued thereon, and the full and prompt payment of all other sums, together with all interest accrued thereon, when, due under the terms of the Note.

3.0 Payment

3.1 Maker shall pay the loan evidenced by this Promissory Note (this t4Note,:) as follows: Maker shall pay the principal balance and all accrued but unpaid interest, and all other remaining unpaid fees and other amounts due hereunder on January 15, 2009, the maturity date of this Note (the "Maturity Date").

3.2 Interest on this Note shall be computed on a simple interest basis by applying the annual interest rate to the actual number of days the principal balance is outstanding.

3.3 Both the principal and interest under this Note are payable at the offices of Payee at 909 Poydras Street, Suite 2230, New Orleans, Louisiana 70112, or at such other place as Payee may from time to time designate in writing.

4.0 Right to Make Prepayment Maker may prepay all or any portion of the principal amount of this Note prior to the Maturity Date.

5.0 Attorneys* Fees. If this Note is not paid when, due and is referred to an attorney for collection (whether or not litigation is commenced), or for representation of Payee in proceedings under the Bankruptcy Code or other insolvency proceedings, the undersigned promises to pay, and Payee shall be entitled to recover, the reasonable fees and expenses of such attorney in an amount not exceeding twenty-five percent of the unpaid debt then owing under this Note, in addition to the full amount due hereunder.

6.0 Waivers. Maker, its successors and assigns and any endorser or Guarantor hereof, whether a party hereto or by separate agreement, waive presentment, protest, demand and any notice of protest, demand, dishonor, acceleration, intent to accelerate and nonpayment of this Note, and also all pleas of division and discussion, and expressly agree that this Note, or any payment hereunder, may be extended from time to time without notice, and -without in any way affecting the liability of any Maker, its successors, assigns, and any endorsers, guarantors or sureties hereof. No extension of time for the payment of this Note, or any installment hereof, made by agreement of Payee with any person or entity now or hereafter liable for payment of this Note, shall in any way affect the original liability of any Maker under the terms of this Note, even if such Maker is not a party to any such agreement

7.0 Caption Headings. Caption headings of the sections of this Note are for convenience purposes only and are not to be used to interpret or to define their provisions. In this Note, whenever the context so requires, the singular includes the plural and the plural includes the singular.

8.0 Severability. If any provision of this Note is held to be invalid, illegal or unenforceable by any court, that provision shall be deleted from thi s Note and the balance of this Note shall be interpreted as if the deleted provision never existed.

MAKER:

NATIONAL LAMPOON, INC,

By:  /s/  Daniel S. Laikin
     Daniel S. Laikin

GUARANTOR

/s/  Daniel S. Laikin
    Daniel S. Laikin, Individually